Exhibit 10.2
HF FOODS GROUP INC.
SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION
Amended and Restated as of
January 27, 2026

* * *IMPORTANT * * *
Please read this booklet in its entirety.
This document describes benefits available under the Severance Plan and summarizes situations in which those benefits may be reduced, delayed, forfeited, or denied, as well as your rights and responsibilities and the procedures and deadlines for filing a claim or appeal and taking legal action against the Severance Plan and its fiduciaries.
If you cannot find answers to your questions in this booklet or want more information about the Severance Plan, please contact HF Foods Group Inc.’s Head of HR or contact the Plan Administrator at the address provided in this booklet.

INTRODUCTION
HF Foods Group Inc. (the “Company,” and together with its subsidiaries, “HFFG”) sponsors the HF Foods Group Inc. Severance Plan (including the exhibits hereto, the “Severance Plan”) for the benefit of select employees of HFFG. The Severance Plan is intended to provide severance pay to eligible employees whose employment is terminated under certain circumstances, in each case on the terms and conditions set forth herein. This document, combined with the applicable individual severance policies covering (1) the Chief Executive Officer of the Company; (2) key employees of the Company (other than the Chief Executive Officer); and (3) individuals classified by HFFG as Vice Presidents, each of which is attached hereto as an exhibit (each a “Policy” and collectively, the “Policies”), and combined with the individual agreements that an eligible employee enters into with the Company regarding the employee’s participation in the Plan, a form of which is attached hereto as an exhibit (each a “Letter Agreement”) constitute both the plan document and the summary plan description for the Severance Plan. The legal rights and obligations of any person having an interest in the Severance Plan are determined solely by the provisions of the Severance Plan.
Nothing in the Severance Plan will be construed to give any employee the right (a) to receive severance payments except on the terms and conditions set forth herein or (b) to continue in the employment of HFFG. The Severance Plan is unfunded, has no trustee and is administered by the Plan Administrator. The Severance Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. § 1002(1), and 29 C.F.R. § 2510.3-2(b). Please review the section entitled “Amendment and Termination of the Severance Plan” regarding HFFG’s reservation of rights.

This Severance Plan supersedes all prior severance pay plans and practices, whether formal or informal, or written or unwritten, of HFFG. This Severance Plan does not supersede written severance or employment agreements between HFFG and an individual employee, but no severance pay will be provided under this Severance Plan to an employee who is eligible to receive severance pay under a written severance or employment agreement with HFFG unless such severance or employment agreement otherwise provides.
DEFINITIONS
“Cause” has the meaning set forth in a Letter Agreement or employment agreement, or, if no definition for such term is set forth therein, means (i) misappropriation of funds or property, fraud or dishonesty by the eligible employee within the course of providing services to HFFG which evidences a want of integrity or breach of trust; (ii) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (iii) any conduct by the eligible employee within the course of providing services to HFFG that causes HFFG material harm or damages; (iv) misappropriation of any corporate opportunity or otherwise obtaining an improper personal profit from any corporate transaction; (v) material failure by the eligible employee to follow applicable written HFFG policies and procedures; (vi) failure to substantially perform his or her material, reasonable and lawful duties to HFFG by the eligible employee; (vii) failure to cooperate in good faith with a governmental or internal investigation of HFFG or its directors, officers or employees, if HFFG has requested cooperation in writing; or (viii) breach of the terms of such employee’s written employment agreement, confidentiality, nonsolicitation, or noncompetition agreement, if any. Notwithstanding the foregoing, Cause shall not exist based on conduct described in clause (v) through clause (viii) unless the conduct has not been cured to the reasonable satisfaction of the Company within 15 days following the eligible employee’s receipt of written notice from the Board (or, in the case of an eligible employee other than the Chief Executive Officer, the Chief Executive Officer) specifying the particulars of the conduct constituting Cause.
As used in this Severance Plan, “Change in Control” means the occurrence of any of the following events:
(a)    the acquisition after the date hereof by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the outstanding shares of common stock of the Company; provided, however, that any acquisition of common stock of the Company by any person pursuant to a business combination that complies with the provision to clause (c) below shall not be deemed to be a Change in Control under this clause (a); or
(b)    individuals who constitute the Board of Directors of the Company (the “Board”) as of the date hereof (as modified by this clause (b), the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board by a specific vote, will be deemed to be a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
(c)    consummation of a reorganization, merger or consolidation of the Company or a direct or indirect wholly owned subsidiary thereof, a sale or other disposition (whether by sale, taxable or nontaxable exchange, formation of a joint venture or otherwise) of all or substantially all of the assets of the Company, or other strategic transaction involving the Company (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of common stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding shares of capital stock of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) and such capital stock is beneficially owned by such individuals and entities in substantially the same proportions as such individuals and entities beneficially owned common stock of the Company immediately prior to such Business Combination, or (B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) beneficially owns 30% or more of the combined voting power of the then-outstanding shares of capital stock of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof.
As used in the Severance Plan, “Disability” means the total and permanent disability as defined in Section 22(e)(3) of the Code unless the Company maintains a long-term disability plan at the time of the eligible employee’s termination, in which case, the determination of disability under such plan also will be considered “Disability” for purposes of this Policy.
As used in this Severance Plan, “Good Reason” means, without the employee’s prior written consent and subject to the notice, cure and other requirements set forth below, (i) a material diminution of base salary, provided that a diminution of 10% or less in any one calendar year that affects all similarly situated employees will not be deemed material; (ii) a material diminution of the employee’s authority, duties or responsibilities as an employee; or (iii) a material change in the principal geographic location at which the employee must perform services for HFFG (for purposes of this Severance Plan, relocation to a facility or a location that would not increase the one-way commute distance by more than 50 miles will not be considered a material change in geographic location). In order for an employee to terminate status as an employee for Good Reason, (1) the employee must first provide written notice to HFFG of the existence of the Good Reason condition within 30 days of the initial existence of such Good Reason condition, specifically identifying the acts or omissions constituting grounds for Good

Reason; (2) HFFG must have a period of at least 30 days following receipt of such written notice during which it may remedy the Good Reason condition (the “Cure Period”); (3) the employee must cooperate in good faith with any efforts by HFFG to remedy the Good Reason condition; (4) the Good Reason condition must continue to exist upon completion of the Cure Period; and (5) the employee must resign from all positions held with HFFG effective not later than 30 days after completion of the Cure Period.
GENERAL INFORMATION

Plan Name:	HF Foods Group Inc. Severance Plan
Plan Number:	502
Employer/Plan Sponsor:	HF Foods Group Inc.
Employer Identification Number:	81-2717873
Type of Plan:	Severance Plan/Employee Welfare Benefit Plan
Plan Administrator:	HF Foods Group, Inc. Attention: Administrator of the HF Foods Group, Inc. Severance Plan 6325 South Rainbow Boulevard, Suite 420 Las Vegas, Nevada 89118 (888) 905-0998
Agent for Service of Legal Process:	HF Foods Group, Inc. Attention: General Counsel 6325 South Rainbow Boulevard, Suite 420 Las Vegas, Nevada 89118 (888) 905-0998
Sources of Contributions:	The Plan is unfunded and all benefits are paid from the general assets of HFFG
Type of Administration:	The Plan is administered by the Plan Administrator
Plan Year:	The Plan’s fiscal records are kept on a fiscal year basis ending December 31

ELIGIBILITY
A.When an Employee is Eligible
Only those employees of HFFG specified in the applicable Policy are eligible to participate in the Severance Plan.

Notwithstanding any other term of the Severance Plan, the receipt of any severance payments or benefits pursuant to the Severance Plan is subject to an eligible employee’s signing and not revoking the Company’s then-standard separation agreement and release of claims relating to employment with HFFG (collectively, the “Form Release”), which Form Release the Company will provide to any eligible employee promptly after (and in any event within five (5) days of) the termination of employment. The Form Release shall provide the applicable employee with the opportunity to review its terms as set forth therein, which shall be 21 or 45 days, as applicable, and shall, to the extent required by applicable law, allow for revocation as set forth in the Form Release. In no event will severance payments or benefits be paid or provided under the Severance Plan until the Form Release actually becomes effective and irrevocable. In the event of a Change in Control, the Form Release shall be in the form established by the Plan Administrator prior to such Change in Control, and such Form Release may not thereafter be modified or amended during the 24-month period after such Change in Control.
B.When an Employee is Not Eligible
An employee is not eligible for severance pay in any of the following circumstances:
1.The employee voluntarily resigns other than for Good Reason.
2.The employee is terminated by HFFG for Cause, or has a termination of employment due to death or Disability.
3.The termination of employment results from the voluntary transfer of such employee’s employment to an affiliate of the Company.
Notwithstanding any provision of the Severance Plan to the contrary, HFFG, in its sole discretion and acting as the Severance Plan sponsor and not as a fiduciary, reserves the right (a) to award severance benefits to a terminated employee who is not otherwise eligible, (b) to award benefits to any eligible employee in addition to, or in a greater amount than, the benefits provided for in the Severance Plan, and/or (c) to pay out benefits to any eligible employee on an accelerated basis compared to the terms of the Severance Plan, subject to the provisions of Section 409A (as defined below).
PLAN BENEFITS
The amount, form, and timing of severance pay will be determined in accordance with the applicable Policy.
Severance pay benefits shall be reduced by amounts paid by HFFG under all federal, state and local tax or other applicable laws, or amounts paid by HFFG or to which any employee is entitled in connection with any statute, regulation or agreement that relates to notice, severance or separation benefits (including but not limited to the Worker Adjustment and Retraining Notification Act and any state or local statute concerning notice, severance or separation benefits).

Severance payments will be made from the general assets of HFFG. Unless otherwise required by law, severance payments will be paid either in equal monthly installments or in a lump sum, in accordance with the applicable Policy (subject to any written clawback policy maintained by HFFG).
HFFG will pay premiums to cover each qualified employee’s health insurance coverage through the Consolidated Omnibus Budget Reconciliation Act under the terms of the applicable Policy.
The employee will be paid his or her accrued paid time off hours, less any hours used up through termination of employment.
Severance payments will not be used or considered in the computation or accrual of benefits under any other benefit plan or program except to the extent explicitly permitted in such plan or program. In the event an otherwise eligible employee dies after becoming eligible for severance payments but before receiving all of the severance payments due to the deceased employee, any remaining payments shall be paid to the deceased employee’s estate.
COMPLIANCE WITH SECTION 409A
The Severance Plan is intended to meet the requirements of the short term deferral and separation pay plan exemptions under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (“Section 409A”), and any ambiguities herein will be interpreted to satisfy such exemptions or otherwise comply with Section 409A. If and to the extent that any payment under the Severance Plan is deemed to be deferred compensation subject to the requirements of Section 409A, the Severance Plan will be operated in compliance with the applicable requirements of Section 409A and its corresponding regulations. Any payment from the Severance Plan that is subject to the requirements of Section 409A may only be made in a manner and upon an event permitted by Section 409A. If an employee is a “specified employee” as the date of termination of employment, payment of any amount of that is “deferred compensation” under Section 409A that is required to be delayed in compliance with Section 409A(a)(2)(B), shall not be made prior to the earlier of the expiration of the six-month period measured from the Participant’s separation from service, or the date of the Participant’s death. Amounts delayed under this provision shall be paid in one lump sum, without interest, within ten days after the date payment becomes due after such delay. Payments upon termination of employment may only be made upon a “separation from service” under Section 409A. The Company reserves the right to amend the Severance Plan as it deems necessary or advisable, in its sole discretion and without the consent of any eligible employee or any other individual, to comply with Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment and benefit payable under this Policy is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). Each payment under the Severance Plan shall be treated as a separate payment for purposes of Section 409A. In no event will HFFG reimburse any employee for any taxes that may be imposed on such employee as a result of Section 409A. In no event may an employee, directly or indirectly, designate the calendar year of any payment to be made under the

Severance Plan and in the event that the period to review or revoke the Form release spans two years, payments under the Severance Plan will commence in the second year.
PARACHUTE PAYMENTS
A.Reduction of Severance Benefits
Notwithstanding anything set forth herein to the contrary, if any payment or benefit that an eligible employee would receive from HFFG or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Best Results Amount. The “Best Results Amount” shall be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the eligible employee’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Best Results Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the eligible employee’s stock awards unless the eligible employee elects in writing a different order for cancellation. The eligible employee shall be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under the Severance Plan, and the eligible employee will not be reimbursed by HFFG for any such payments.
B.Determination of Excise Tax Liability
The Company shall select a professional services firm to make all of the determinations required to be made under these paragraphs relating to “Parachute Payments.” The Company shall request that the firm provide detailed supporting calculations both to the Company and the eligible employee prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the eligible employee at that time. For purposes of making the calculations required under these paragraphs relating to “Parachute Payments,” the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith determinations concerning the application of the Code. The Company and the eligible employee shall furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to “Parachute Payments.” The Company shall bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to “Parachute Payments.” Any such determination by the firm shall be binding upon the Company and the eligible employee, and the Company shall have no liability to the eligible employee for the determinations of the firm.

CLAIMS PROCEDURE
C.Adverse Benefit Determinations
A terminated employee does not need to apply for benefits under the Severance Plan. However, if the terminated employee (or his or her authorized representative) wishes to file a claim for benefits, the claim must be in writing and filed with the Plan Administrator, and must be received by the Plan Administrator within ninety (90) days after the effective date of employment termination, or, if benefits have commenced, within ninety (90) days of any reduction or cessation of benefits. If the Plan Administrator denies a claim in whole or in part, the Plan Administrator will provide notice to the terminated employee, in writing, within 90 days after the claim is filed, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension shall be furnished to the terminated employee prior to the termination of the initial 90-day period. The extension shall not exceed a period of 90 days from the end of the initial period of time and the extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit decision.
The written notice of a denial of a claim shall set forth, in a manner calculated to be understood by the terminated employee:
1.the specific reason or reasons for the denial;
2.reference to the specific Severance Plan provisions on which the denial is based;
3.a description of any additional material or information necessary for the terminated employee to perfect the claim and an explanation as to why such information is necessary; and
4.an explanation of the Severance Plan’s claims procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.
D.Appeal of Adverse Benefit Determinations
The terminated employee or his or her duly authorized representative shall have an opportunity to appeal a claim denial to the Plan Administrator for a full and fair review. The terminated employee or his or her duly authorized representative may:
1.request a review upon written notice to the Plan Administrator within 60 days after receipt of a notice of the denial of a claim for benefits;
2.submit written comments, documents, records, and other information relating to the claim for benefits; and
3.examine the Severance Plan and obtain, upon request and without charge, copies of all documents, records, and other information relevant to the terminated employee’s claim for benefits.

The Plan Administrator’s review shall take into account all comments, documents, records, and other information submitted by the terminated employee relating to the claim, without regard to whether such information was submitted or considered by the Plan Administrator in the initial benefit determination. A determination on the review by the Plan Administrator will be made not later than 60 days after receipt of a request for review, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension shall be furnished to the terminated employee prior to the termination of the initial 60-day period. The extension shall not exceed a period of 60 days from the end of the initial period and the extension notice shall indicate the special circumstances requiring an extension of time and the date on which the Plan Administrator expects to render the determination on review.
The written determination of the Plan Administrator shall set forth, in a manner calculated to be understood by the terminated employee:
1.the specific reason or reasons for the decision;
2.reference to the specific Plan provisions on which the decision is based;
3.the terminated employee’s right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and
4.a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.
No person may bring an action for any alleged wrongful denial of Severance Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Plan Administrator. If the terminated employee or other interested person challenges a decision of the Plan Administrator, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth above. Facts and evidence that become known to the terminated employee or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims determination. Issues not raised with the Plan Administrator will be deemed waived. If the terminated employee or other duly authorized person has followed this entire claims procedure and at the end of the process the claim is denied by the Plan Administrator, and if the terminated employee or other duly authorized person then wishes to file a legal action concerning the claim for benefits, the terminated employee or other duly authorized person must commence the legal action within one hundred eighty (180) days after the date of the Plan Administrator’s final decision on the claim (i.e., one hundred eighty (180) days after the date of the final denial under this claims procedure).
PLAN ADMINISTRATION
The Company is the administrator of the Severance Plan (the “Plan Administrator”), and shall administer the Severance Plan. The Plan Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. The authority and duties of the Plan Administrator are described in this section and in such charters or other documents as may be adopted from time to time. The Plan Administrator will be the sole judge of the application and interpretation of the Severance Plan, and will have the discretionary authority to construe the provisions of the Severance Plan, to resolve disputed issues of fact, and to make determinations regarding eligibility for benefits. The Plan Administrator shall correct any defect, reconcile any inconsistency, or supply any omission with respect to the Severance Plan. The decisions of the Plan Administrator in all matters relating to the Severance Plan that are within the scope of its authority (including, but not limited to, eligibility for benefits, Severance Plan interpretations, and disputed issues of fact) will be final and binding on all parties; provided that in the event of a Change in Control, all such decisions relating to a qualifying termination within 24 months following such Change in Control, and benefits provided in connection with such Change in Control, will be reviewed de novo and will not be presumed to be final and binding on all parties.
The following paragraph shall apply to the Policies attached as Exhibit A and Exhibit B hereto and the main Severance Plan document as it relates to such Policies (collectively, the “Executive Severance Plan”). The Company shall administer the Executive Severance Plan acting through the Compensation Committee of the Board or another duly constituted committee of members of the Board (or any person or persons to whom the Compensation Committee or such other committee has delegated any authority or responsibility with respect to the Executive Policies pursuant to this section, but only to the extent of such delegation). In accordance with the immediately preceding sentence, the Plan Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Executive Severance Plan, and (b) has the authority to act for the Company as to any matter pertaining to the Executive Severance Plan; provided, however, that any Executive Severance Plan amendment or other action that reasonably could be expected to increase materially the cost of the Executive Severance Plan must be approved by the Compensation Committee or such other committee of the Board acting on behalf of the Company as Plan Administrator.
The following paragraph shall apply to the Policy attached as Exhibit C hereto and the main Severance Plan document as it relates to such Policy (collectively, the “VP Level Severance Plan”). The Company shall administer the VP Level Severance Plan acting through a committee composed of the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer of the Company (the “Committee”). The Plan Administrator (acting through the Committee) has the authority to act for the Company as to any matter pertaining to the VP Level Severance Plan. Any act, decision or determination of the Committee shall require the affirmative approval of a majority of the members of the Committee then in office.
ACTION BY HFFG
Any action taken by HFFG under the Severance Plan shall be taken by the Plan Administrator.

AMENDMENT AND TERMINATION OF THE SEVERANCE PLAN
The Company reserves the right to amend or terminate the Severance Plan (including, for the avoidance of doubt, any Policy) at any time, without advance notice to any eligible employee or other individual and without regard to the effect of the amendment or termination on any eligible employee or on any other individual, except as provided below in connection with a Change in Control. Any amendment or termination of the Severance Plan will be in writing. Any action of the Company in amending or terminating the Severance Plan will be taken in a non-fiduciary capacity.
Any amendment to the Severance Plan (including, for the avoidance of doubt, any Policy) that causes an individual or group of individuals to cease to be an eligible employee, or that materially decreases the severance compensation and benefits such individual or group of individuals would be entitled to, will not be effective unless it is both approved by the Plan Administrator and communicated to the affected individual(s) in writing at least 6 months prior to the effective date of the amendment or termination.
No amendment or termination of the Severance Plan (including, for the avoidance of doubt, any Policy) shall be made during the period commencing 6 months prior to a Change in Control and ending 24 months following a Change in Control to the extent that such amendment or reduction would reduce the benefits provided under the Severance Plan, impair an eligible employee’s eligibility under the Severance Plan or otherwise impose additional terms, conditions or requirements on an eligible employee’s right to receive benefits provided under the Severance Plan (unless the affected eligible employee consents to such amendment or termination in writing). In the event of any such amendment or termination in the 6 months prior to a Change in Control, such amendment or termination will be reverted and void ab initio effective as of the date of such Change in Control.
No amendment or termination of the Severance Plan (including, for the avoidance of doubt, any Policy) shall cause the discontinuance of payment of severance benefits to any person who is already receiving severance benefits under the Severance Plan at the time of the amendment or termination or contravene any rights to maintenance of benefits eligibility as set forth in a Letter Agreement.
MISCELLANEOUS INFORMATION
Nonalienation of Benefits. None of the payments, benefits or rights of any Participant will be subject to any claim of any creditor of the Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights will be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such terminated employee. No Participant will have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he or she may expect to receive, contingently or otherwise, under this Severance Plan.
No Contract of Employment. Neither the establishment of the Severance Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits will be construed as giving any terminated employee, or any person whomsoever, the right to be retained in the service of the Company, and all other terminated employees will remain subject to discharge to the same extent as if the Severance Plan had never been adopted.
Severability of Provisions. If any provision of the Severance Plan is held invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions hereof, and the Severance Plan will be construed and enforced as if such provisions had not been included.
Heirs, Assigns, and Personal Representatives. The Severance Plan will be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each terminated employee (except that no successor to the Company will be considered a Plan sponsor unless that successor adopts the Severance Plan).
Payments to Incompetent Persons, Beneficiaries, Etc. Any benefit payable to or for the benefit of a minor, incompetent person or other person incapable of receipting therefor will be deemed paid when paid to such person’s guardian or to the party providing for the care of such person. Any benefits due to a deceased terminated employee will be paid to the terminated employee’s estate. Any such payment will fully discharge the Company, the Plan Administrator, and all other parties with respect thereto.
Lost Payees. A benefit will be deemed forfeited if the Plan Administrator is unable to locate a terminated employee to whom a benefit is due. Such benefit will be reinstated if application is made by the terminated employee for the forfeited benefit while the Severance Plan is in operation.
Controlling Law. The Severance Plan will be construed and enforced according to the laws of the State of Nevada, without regard to any conflict of law provisions, to the extent not superseded by federal law.
ERISA RIGHTS STATEMENT
Each participant in the Severance Plan is entitled to certain rights and protections under ERISA. ERISA provides that all plan participants shall be entitled to:
Receive Information About the Severance Plan and Benefits
•Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
•Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries
In addition to creating rights for Severance Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Severance Plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries. No one, including the employer or any other person, may fire an employee or otherwise discriminate against an employee in any way to prevent such employee from obtaining a welfare benefit or exercising his or her rights under ERISA.
Enforce Participant’s Rights
If a claim for a benefit is denied or ignored, in whole or in part, the eligible employee has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps that eligible employees can take to enforce the above rights. For instance, if the eligible employee requests materials from the plan and does not receive them within 30 days, such employee may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the eligible employee up to $110 a day until such employee receives the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If an eligible employee has a claim for benefits which is denied or ignored, in whole or in part, such employee may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Severance Plan’s money or if an eligible employee is discriminated against for asserting his or her rights, such employee may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the eligible employee is successful, the court may order the person that employee sued to pay these costs and fees. If the eligible employee loses, the court may order him or her to pay these costs and fees, for example, if it finds the employee’s claim is frivolous.
Assistance with Questions
If an eligible employee has any questions about the Severance Plan, the employee should contact the Company’s Head of HR or contact the Plan Administrator at the address provided under “General Information” above. If an eligible employee has any questions about this statement or about his or her rights under ERISA, such employee should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue NW, Washington, D.C. 20210. An employee may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publication hotline of the Employee Benefits Security Administration.

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EXHIBIT A
HF FOODS GROUP INC. SEVERANCE POLICY
(Chief Executive Officer)
This Severance Policy (this “Policy”), together with the applicable Letter Agreement and if applicable, the employment agreement between the Chief Executive Officer and the Company effective January 1, 2025 (the “Employment Agreement”), sets forth the severance policy applicable to the Chief Executive Officer of HF Foods Group Inc. (the “Company”) under the HF Foods Group Inc. Severance Plan. The summary plan description for the Severance Plan applicable to the Chief Executive Officer is made up of the main Severance Plan document, this Policy, the applicable Letter Agreement, and, if applicable, the Employment Agreement. The main Severance Plan document, this Policy, the Letter Agreement, and the Employment Agreement must be read together. Capitalized terms used herein and not defined shall have the meaning set forth in the main Severance Plan document.
ELIGIBILITY
The Policy applies to the Chief Executive Officer of the Company. This policy does not apply to any other employee nor does it apply to any person who is described as ineligible in the Severance Plan.
QUALIFYING EVENTS
The Chief Executive Officer will be entitled to the severance benefits set forth in this Policy in the event of (a) a termination of employment of the employee by the Company (other than a termination for Cause, death or Disability) or (b) a termination of employment by the employee for Good Reason.
PLAN BENEFITS
A.Payment Amount
The amount of severance is equal to the following:
1.Base salary multiplied by two (2) plus any bonus that may be payable pursuant to the Employment Agreement;
or
2. In the event that, in the period beginning 6 months before through 24 months after a Change in Control, a termination of employment constituting a qualifying event occurs, base salary multiplied by three (3) , plus three (3) times the Chief Executive Officer’s target annual bonus for the year of termination plus any bonus that may be payable pursuant to the Employment Agreement.

The benefits under this Section A (Payment Amount) shall be paid in a single lump sum payment, payable on the last day of, or within a reasonably practicable time (not to exceed 15 days) following the end of, the 60-day period following the qualifying termination, subject to the Form Release requirements described below being satisfied.
For purposes of this Policy, base salary means the annual rate of regular wages, whether paid bi-weekly or semi-monthly, received by an eligible employee through HFFG’s standard payroll policies and procedures, exclusive of a forgivable draw, overtime, shift differential, car allowance, commission, bonus, or any other incentive-based compensation.
B.Vacation
Accrued but unused vacation will be paid out to the employee promptly after termination. Vacation will stop accruing as of the effective date of termination.
C.Insurance Benefits
If a qualified employee timely elects continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following termination, HFFG will pay directly to the carrier in a timely manner the full amount of the COBRA premiums for continued coverage under HFFG’s group health plans, including coverage for eligible dependents, until the earliest of (i) twenty four (24) months following the date of termination or (ii) the date when the former employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment (the “COBRA Payment Period”). Upon the conclusion of the COBRA Payment Period, the former employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of any eligible COBRA coverage period. The qualified employee agrees to promptly notify HFFG as soon as eligible for health insurance coverage in connection with new employment or self-employment. Notwithstanding the foregoing, if at any time HFFG determines, in its sole discretion, that it cannot provide the COBRA premium benefits without HFFG or the qualified employee potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier, HFFG will instead pay the former employee on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the monthly cost of COBRA premium coverage, and grossed up to cover any applicable taxes, subject to applicable tax withholding for the balance of the COBRA Payment Period.
D.Equity Treatment
If a termination of employment constituting a qualifying event occurs, employee should consult the relevant equity award agreement(s) for terms relevant to equity awards, including provisions dictating how unvested equity will be treated in the future.

AGREEMENT AND GENERAL RELEASE OF CLAIMS
To qualify for the severance pay benefit, an otherwise eligible employee must timely sign, return, and not effectively rescind the Form Release, as provided in the Severance Plan. The Form Release shall provide the applicable employee with the opportunity to review its terms as set forth therein, which shall be 21 or 45 days, as applicable, and shall, to the extent required by applicable law, allow for revocation as set forth in the Form Release. If an employee chooses not to sign a Form Release in a timely manner or rescinds a Form Release, that employee will not receive severance pay under this policy. For more information regarding terms of HFFG’s Form Release, please contact HFFG’s Human Resources Department.

EXHIBIT B
HF FOODS GROUP INC. SEVERANCE POLICY
(Key Employees Other Than the Chief Executive Officer)
This Severance Policy (this “Policy”), together with the applicable Letter Agreement, sets forth the severance policy applicable to Key Employees of HF Foods Group Inc. (the “Company”) under the HF Foods Group Inc. Severance Plan. As used in this Policy, the term “Key Employee” means a member of a “select group of management or highly compensated employees” (within the meaning of Sections 201(a), 301(a)(3) and 401(a)(1) of ERISA) of the Company who has been designated by the Committee as a Key Employee for purposes of this Policy. The term “Key Employee does not include the Chief Executive Officer nor employees classified as Vice Presidents, both of whose severance benefits are governed by a separate Policy. The summary plan description for the Severance Plan applicable to Key Employees is made up of the main Severance Plan document and this Policy. Both the main Severance Plan document and this Policy must be read together. Capitalized terms used herein and not defined shall have the meaning set forth in the main Severance Plan document.
ELIGIBILITY
The Policy applies to Key Employees. This policy does not apply to any other employee nor does it apply to any person who is described as ineligible in the Severance Plan.
QUALIFYING EVENTS
Each Key Employee will be entitled to the severance benefits set forth in this Policy in the event of (a) a termination of employment of the applicable employee by the Company (other than a termination for Cause, death or Disability) or (b) a termination of employment by the applicable employee for Good Reason.
PLAN BENEFITS
A.Payment Amount
The amount of severance is equal to the severance benefit specified in the Key’s Employee’s Letter Agreement.
The benefits under this Section A (Payment Amount) shall be paid in a single lump sum payment, payable on the last day of, or within a reasonably practicable time (not to exceed 15 days) following the end of, the 60-day period following the qualifying termination, subject to the Form Release requirements described below being satisfied.
B.Vacation
Accrued but unused vacation will be paid out to the employee promptly after termination. Vacation will stop accruing as of the effective date of termination.
B-1

C.Insurance Benefits
If a qualified employee timely elects continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following termination, HFFG will pay directly to the carrier in a timely manner the full amount of the COBRA premiums for continued coverage under HFFG’s group health plans, including coverage for eligible dependents, until the earliest of (i) twenty-four (24) months following the date of termination or (ii) the date when the former employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment (the “COBRA Payment Period”). Upon the conclusion of the COBRA Payment Period, the former employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of any eligible COBRA coverage period. The qualified employee agrees to promptly notify HFFG as soon as eligible for health insurance coverage in connection with new employment or self-employment. Notwithstanding the foregoing, if at any time HFFG determines, in its sole discretion, that it cannot provide the COBRA premium benefits without HFFG or the qualified employee potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier, HFFG will instead pay the former employee on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the monthly cost of COBRA premium coverage, and grossed up to cover any applicable taxes, subject to applicable tax withholding for the balance of the COBRA Payment Period.
D.Equity Treatment
If a termination of employment constituting a qualifying event occurs, employee should consult the relevant equity award agreement(s) for terms relevant to equity awards, including provisions dictating how unvested equity will be treated in the future.
AGREEMENT AND GENERAL RELEASE OF CLAIMS
To qualify for the severance pay benefit, an otherwise eligible employee must timely sign, return, and not effectively rescind the Form Release, as provided in the Severance Plan. The Form Release shall provide the applicable employee with the opportunity to review its terms as set forth therein, which shall be 21 or 45 days, as applicable, and shall, to the extent required by applicable law, allow for revocation as set forth in the Form Release. If an employee chooses not to sign a Form Release in a timely manner or rescinds a Form Release, that employee will not receive severance pay under this policy. For more information regarding terms of HFFG’s Form Release, please contact HFFG’s Human Resources Department.
B-2

EXHIBIT C
HF FOODS GROUP INC. SEVERANCE POLICY
(Employees Classified as Vice Presidents)
This Severance Policy (this “Policy”) sets forth the severance policy of HF Foods Group Inc. (the “Company”) under the HF Foods Group Inc. Severance Plan for employees classified by the Company or its subsidiaries as Vice Presidents (“VPs,” and each a “VP”). The summary plan description for the Severance Plan applicable to VPs is made up of the main Severance Plan document and this Policy. Both the main Severance Plan document and this Policy must be read together. Capitalized terms used herein and not defined shall have the meaning set forth in the main Severance Plan document.
ELIGIBILITY
The Policy applies to VPs. This policy does not apply to any employee covered by another Policy (regardless of whether such employee is also classified as a VP), any other employee or any person who is described as ineligible in the Severance Plan.
QUALIFYING EVENTS
Each VP will be entitled to the severance benefits set forth in this Policy in the event of (a) a termination of employment of the applicable employee by the Company (other than a termination for Cause, death or Disability) or (b) a termination of employment by the applicable employee for Good Reason.
PLAN BENEFITS
A.Payment Amount
The amount of severance is equal to the following:
Base salary multiplied by one half (0.5), or
Base salary multiplied by one (1) in the event that, in the period beginning 6 months before through 24 months after a Change in Control, a termination of employment constituting a qualifying event occurs.
The benefits under this Section A (Payment Amount) shall be paid in 6 equal monthly installments in cash in immediately available funds; provided, however, that if the benefits under this Section A are payable due to a qualifying termination within 24 months following a Change in Control as described above, such benefits shall be paid in a single lump sum payment, payable on the last day of, or within a reasonably practicable time (not to exceed 15 days) following the end of, the 60-days period following the qualifying termination, subject to the Form Release requirements described below being satisfied.

For purposes of this Policy, base salary means regular wages, whether paid bi-weekly or semi-monthly, received by an eligible employee through HFFG’s standard payroll policies and procedures, exclusive of a forgivable draw, overtime, shift differential, car allowance, commission, bonus, or any other incentive-based compensation.
B.Vacation
Accrued but unused vacation will be paid out to the employee promptly after termination. Vacation will stop accruing as of the effective date of termination.
C.Insurance Benefits
If a qualified employee timely elects continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following termination, HFFG will pay directly to the carrier in a timely manner the full amount of the COBRA premiums for continued coverage under HFFG’s group health plans, including coverage for eligible dependents, until the earliest of (i) six (6) months following the date of termination, (ii) the expiration of eligibility for the continuation coverage under COBRA, or (iii) the date when the former employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment (the “COBRA Payment Period”). Upon the conclusion of the COBRA Payment Period, the former employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of any eligible COBRA coverage period. The qualified employee agrees to promptly notify HFFG as soon as eligible for health insurance coverage in connection with new employment or self-employment. Notwithstanding the foregoing, if at any time HFFG determines, in its sole discretion, that it cannot provide the COBRA premium benefits without HFFG or the qualified employee potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier, HFFG will instead pay the former employee on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the monthly cost of COBRA premium coverage, and grossed up to cover any applicable taxes, subject to applicable tax withholding for the balance of the COBRA Payment Period.
D.Equity Treatment
If a termination of employment constituting a qualifying event occurs, employee should consult the relevant equity award agreement(s) for terms relevant to equity awards, including provisions dictating how unvested equity will be treated in the future.
AGREEMENT AND GENERAL RELEASE OF CLAIMS
To qualify for the severance pay benefit, an otherwise eligible employee must timely sign, return, and not effectively rescind the Form Release, as provided in the Severance Plan. The Form Release shall provide the applicable employee with the opportunity to review its terms as set forth therein, which shall be 21 or 45 days, as applicable, and shall, to the extent required by applicable law, allow for revocation as set forth in the Form Release. If an employee chooses not to sign a Form Release in a timely manner or rescinds a Form Release, that employee will not receive severance pay under this policy. For more information regarding terms of HFFG’s Form Release, please contact HFFG’s Human Resources Department.